UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 6, 2010

Cole Credit Property Trust III, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	333-149290	26-1846406
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2555 East Camelback Road, Suite 400, Phoenix, Arizona 85016
(Address of principal executive offices)
(Zip Code)

(602) 778-8700
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 6, 2010, Cole REIT III Operating Partnership, LP (“CCPT III OP”), the operating partnership of Cole Credit Property Trust III, Inc. (the “Company”) and certain of its wholly-owned subsidiaries (the “Project Borrowers,” collectively with CCPT III OP, the “Borrowers”) entered into a secured revolving credit facility for up to $100.0 million pursuant to a borrowing base revolving credit agreement (the “Credit Facility”) with JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank”), as administrative agent, JPMorgan Securities Inc., as sole book runner and sole lead arranger, and other lending institutions that are parties to the Credit Facility (collectively with JPMorgan Chase Bank, the “Lenders”). Provided the Borrowers are in compliance with the terms of the Credit Facility and sufficient commitments can be arranged by JPMorgan Chase Bank, the Borrowers may increase the amount of the Credit Facility to a maximum of $200.0 million. The proceeds of the Credit Facility may be used for, among other things, acquiring and operating single tenant or mixed-use properties located in the United States of America.

The Credit Facility matures on January 6, 2013. Advances under the Credit Facility will bear interest at rates depending upon the type of loan elected by the Borrowers. Each advance will initially bear interest at a floating rate unless the Borrowers elect such advance to bear interest at a fixed rate.

For each fixed rate advance, the interest rate will be equal to the greater of (a) four and one half percent (4.50%) per annum or (b) the sum of the adjusted LIBO rate plus 350 basis points. The adjusted LIBO rate is equal to the LIBO rate for a one, two or three month interest period, as elected by the Borrowers, multiplied by the statutory reserve rate (the “Adjusted LIBO Rate”). The statutory reserve rate is based on the maximum reserve percentages, if any, established by the Federal Reserve board to which certain banks are subject for eurocurrency funding.

For each floating rate advance, the interest rate will be equal to the greater of (a) four and one half percent (4.50%) per annum or (b) the sum of the prime rate plus 100 basis points; provided that the prime rate is not less than the adjusted one-month LIBO rate. The adjusted one-month LIBO rate is equal to the sum of 250 basis points plus the Adjusted LIBO Rate for a one-month interest period.

The Borrowers have the right to prepay the outstanding amounts of the Credit Facility, in whole or in part, without premium or penalty provided that prior notice and the payment of accrued interest on the amount prepaid together with an administration fee of $250 are received by JPMorgan Chase Bank, as administrative agent. The Borrowers’ right to terminate the Credit Facility, without premium or penalty, is contingent upon the Lenders receiving payment in full of all outstanding loans, unpaid fees, and reimbursable expenses, together with accrued and unpaid interest.

The Credit Facility is recourse to the Company and the Borrowers, and the Company fully guarantees the obligations of the Borrowers. As of January 6, 2010, the borrowing base under the Credit Facility was approximately $71.5 million based on the underlying collateral pool of 24 single-tenant commercial properties owned by the Project Borrowers with an aggregate purchase price of approximately $145.5 million.

The Credit Facility contains customary affirmative and negative covenants, representations, warranties and borrowing conditions. The Credit Facility also includes usual and customary events of default and remedies for facilities of this nature. Failing to pay amounts when due, breaching any of the terms of the Credit Facility or related loan documents and violation of any affirmative or negative covenants, among other things, would constitute an event of default under the Credit Facility. Upon the occurrence of any event of default, any outstanding loans under the Credit Facility would be immediately due and payable on demand and would bear interest at an interest rate equal to 5.0% per annum above the interest rate that would otherwise be applicable at that time, until the default is cured. If an event of default occurs and is not cured timely, the Lenders would have no obligation to make further disbursements under the Credit Facility.

CCPT III OP paid certain fees to JPMorgan Chase Bank upon entering into the Credit Facility, including an arrangement fee of $500,000, an administrative agent fee of $50,000, which is also due annually, and an upfront fee of $1.0 million, along with all costs, expenses and fees that the Lenders incurred in connection with the Credit Facility. In addition, CCPT III OP will pay a quarterly fee for any unused portion of the Credit Facility of $100.0 million (the “Unused Fee”). The Unused Fee is equal to 0.50% per annum of the average daily unused portion of the Credit Facility of $100.0 million if the average daily usage is less than 50.0% of the available borrowings and 0.375% per annum on the average daily unused portion of the Credit Facility if the average daily usage is greater than or equal to 50.0% of the available borrowings.

As of January 6, 2010, no finance coordination fees have been paid to the Company’s advisor, Cole REIT Advisors III, LLC (the “Advisor”) in connection with the Credit Facility. In accordance with the advisory agreement between the Company and the Advisor, no finance coordination fees will be paid on loan proceeds from any line of credit until all net offering proceeds received as of the date proceeds from the line of credit are drawn have been invested.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this current report on Form 8-K is hereby incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: January 11, 2010	COLE CREDIT PROPERTY TRUST III, INC.
	By:	/s/ D. Kirk McAllaster, Jr.
	Name:	D. Kirk McAllaster, Jr.
	Title:	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

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